Exhibit 23.1

Consent of Independent Auditors

     We hereby consent to the incorporation directly or by reference in this Amendment No. 1 to the Registration Statement of Investors Real Estate Trust (“IRET”) on Form S-3 of our report dated May 22, 2003, included in the Annual Report on Form 10-K of IRET for the fiscal year ended April 30, 2003 and our report dated March 2, 2004 (relating to the historical summary of gross income and direct operating expenses of Golden Hills Office Buildings and Connelly Estates Apartments), included in Amendment No. 1 to the Current Report on Form 8-K of IRET filed with the Securities and Exchange Commission on March 9, 2004. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of the Registration Statement.

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota
March 31, 2004